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SEC 1473   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
  (7-97) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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              UNITED STATES SECURITIES
              AND EXCHANGE COMMISSION                 OMB APPROVAL
                WASHINGTON, DC 20549
                                                  OMB Number: 3235-0104
                INITIAL STATEMENT OF
              BENEFICIAL OWNERSHIP OF             Expires: October 31, 2001
                     SECURITIES

FORM 3

         FILED PURSUANT TO SECTION 16(a)
           OF THE 31, 2001 SECURITIES             Estimated average burden
             EXCHANGE ACT OF 1934,                hours per response...0.5
          SECTION 17(a) OF THE PUBLIC
         UTILITY HOLDING COMPANY ACT OF
            1935 OR SECTION 30(f) OF
            THE INVESTMENT COMPANY
                ACT OF 1940

(Print or Type Responses)
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1.                   2.               4.
Name and Address of  Date of Event    Issuer Name AND Tickler or Trading Symbol
Reporting Person*    Requiring
                     Statement
                     (Month/Day/Year)
                                      VPN Communications Corporation
                        03/02/00

(Last)(First)(Middle)


Bohrer Theodore

(Street)             3.               5.                        6.
                     I.R.S.           Relationship of           If Amendment,
                     Identification   Reporting person(s) to    Date of
3200 Bristol #700    Number of        Issuer                    Original
                     Reporting        (Check all applicable)    (Month/Day/Year)
                     Person, if an
                     entity
                     (voluntary)      _X_
                                      Director

                                      ---
                                      10% Owner

                                      X
                                      Officer (give title below)
                                      Secretary/Treasurer
                                      Other (specify below)
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(City)  (State)(Zip)                                            7.
                                      ------------------------  Individual or
Costa Mesa Ca 92626                                             Joint/Group
                                                                Filing (Check
                                                                Applicable
                                                                Line)

                                                                _X_
                                                                Form filed by
                                                                One Reporting
                                                                Person

                                                                --
                                                                Form filed by
                                                                More than One
                                                                Reporting
                                                                Person

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.                   2.                     3.                  4.
Title of Security    Amount of              Ownership Form:     Nature of
(Instr. 4)           Securities             Direct (D) or       Indirect
                     Beneficially Owned     Indirect (I)        Beneficial
                     (Instr. 4)             (Instr. 5)          Ownership
                                                                (Instr. 5)
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    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                   WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1.          2.             3.                   4.       5.         6.
Title of    Date Exer-     Title and Amount of  Conver-  Owner-     Nature of
Derivative  cisable and    Securities           sion or  ship       Indirect
Security    Expiration     Underlying           Exercise Form of    Beneficial
(Instr. 4)  Date           Derivative Security  Price of Deriv-     Ownership
            (Month/Day/    (Instr. 4)           Deri-    ative      (Instr. 5)
            Year)                               vative   Securities:
                                                Security Direct
            Date    Expira-       Title                  (D) or
            Exer-   tion                  Amount         Indirect
            cisable Date                  or             (I)
                                          Number         (Instr. 5)
                                          of
                                          Shares

Common                     See below #1
Stock


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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Explanation of Responses: #1 Individual is eligible to receive stock subject to various stock plans registered by this company pursuant to its S-8 filing.

           ____Theodore Bohrer_____
           **Signature of Reporting     ____3/10/00_________
                    Person                      Date

*     If the form is filed by more than one reporting person, SEE Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.